Exhibit 99.1

First Bancorp Reports First Quarter Earnings Per Share Growth of 14%

   TROY, N.C., April 22 /PRNewswire-FirstCall/ ---
   First Bancorp (Nasdaq: FBNC), the parent company of First Bank, announced first quarter earnings today of $4,693,000, or $0.49 per diluted share, a 14.0% increase in diluted earnings per share over the net income of $3,991,000, or $0.43 per diluted share, recorded in the first quarter of 2002.
   Annualized key performance ratios for the quarter ended March 31, 2003 include:

   * Return on average assets of 1.49%
   * Return on average equity of 14.25%
   * Net charge-offs to average loans of 0.11%
   * Net interest margin of 4.59%
   * Nonperforming assets to total assets at quarter end of 0.33%
   * Efficiency ratio of 53.72%

   Total assets at March 31, 2003 amounted to $1.32 billion, 15.1% higher than a year earlier. Total loans at March 31, 2003 amounted to $1.07 billion, a 15.9% increase from a year earlier, and total deposits amounted to $1.14 billion at March 31, 2003, a 14.0% increase from a year earlier.
   As discussed in the next two paragraphs, the Company completed two acquisitions in the first quarter of 2003. The results of each acquired company are included in First Bancorp's first quarter results beginning on their respective acquisition dates.
   On January 2, 2003, the Company completed the acquisition of Uwharrie Insurance Group, a property and casualty insurance agency located in Troy, with eight employees and approximately 5,000 customers in Montgomery and neighboring counties. Uwharrie Insurance Group was merged with the Company's existing insurance subsidiary, First Bank Insurance Services, Inc.
   On January 15, 2003, the Company completed the acquisition of Carolina Community Bancshares, Inc. (CCB), the parent company of Carolina Community Bank, a South Carolina community bank with three branches in Dillon County, South Carolina. This represented the Company's first entry into South Carolina. Dillon County, South Carolina is contiguous to Robeson County, North Carolina, a county where the Company operates four branches. As of the acquisition date, CCB had total assets of $70.2 million, with loans of $47.7 million, deposits of $58.7 million, and shareholders' equity of $8.8 million.
   The increase in the Company's earnings in the first quarter of 2003 compared to the first quarter of 2002 was primarily due to the Company's overall growth, which resulted in increases in net interest income and noninterest income, the positive benefits of which were partially offset by higher operating expenses. Also contributing to the increase in net interest income was an improved net interest margin of 4.59% in the first quarter of 2003 compared to 4.36% in the first quarter of 2002. The higher first quarter 2003 net interest margin was primarily a result of the more stable interest rate environment that has prevailed over the past several quarters compared to the rapidly declining interest rate environment in 2001 that negatively impacted the net interest margin in the first quarter of 2002. In the short term, the Company's interest-sensitive assets generally reprice sooner and by greater amounts than do its interest-sensitive liabilities, which in a declining interest rate environment has the effect of negatively impacting the Company's net interest margin until its interest-sensitive liabilities can reset at lower rates.
   The Company's asset quality ratios remained sound in the first quarter of 2003. Annualized net charge-offs as a percentage of average loans for the first quarter of 2003 amounted to 11 basis points, and the Company's total nonperforming assets as a percentage of total assets ratio of 0.33% is the lowest the Company has had at any quarter end in over two years.
   James H. Garner, President and CEO of First Bancorp, commented on today's earnings report, "Our performance continues to be strong. In addition to the excellent financial results, I believe our franchise value was also enhanced with the two strategic acquisitions completed in the first quarter. These acquisitions not only met strategic objectives of the company, but the high-quality employees that joined us have already made us a better company."
   Mr. Garner added, "I would like to invite our friends and shareholders to our Annual Shareholders Meeting to be held at 3:00 P.M. on April 24, 2003 at Montgomery Community College, Building 200. I think you will find the meeting to be informative, and I really enjoy meeting and talking with my fellow shareholders. I look forward to seeing you there."
   Mr. Garner also noted the following corporate developments:

   * As noted above, on January 15, 2003, the Company completed the acquisition of Carolina Community Bancshares, Inc., the parent company of Carolina Community Bank, a South Carolina community bank with three branches in Dillon County, South Carolina with approximately $70 million in total assets. It is expected that Carolina Community Bank will be merged into First Bank in May of 2003.

   * As noted above, on January 2, 2003, the Company completed the acquisition of Uwharrie Insurance Group, a property and casualty insurance agency serving 5,000 customers in Montgomery and neighboring counties.

   * On March 18, 2003, the Company announced a quarterly dividend of 23 cents per share payable on April 25, 2003 to shareholders of record on March 31, 2003. The 23 cent rate represents an increase over the previous rate of 22 cents per share paid in the comparable period a year ago. The annualized dividend rate of 92 cents per share represents a dividend yield of approximately 3.7% based on First Bancorp's recent stock share price of $25.28 per share.

   * The Company repurchased 117,214 shares of its own common stock at an average price of $23.95 per share during the first quarter of 2003.

   First Bancorp is a bank holding company based in Troy, North Carolina.
Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 48 branch offices, with 47 branches operating in a sixteen county market area in the central piedmont region of North Carolina, and 1 branch in Wytheville, Virginia, where First Bank does business as First Bank of Virginia. On January 15, 2003, First Bancorp became the parent company of Carolina Community Bank, a community bank with three branches located in Dillon County, South Carolina. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.
   Please visit our website at www.firstbancorp.com. For additional financial data, please see the attached Financial Summary. For additional information, please contact:

   Mr. James H. Garner
   President & Chief Executive Officer
   Telephone: (910) 576-6171

   This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company's customers, the Company's level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.


                       First Bancorp and Subsidiaries
                             Financial Summary



                                       Three Months Ended
                                            March 31,

   ($ in thousands except per                                      Percent
    share data - unaudited)           2003           2002          Change

   INCOME STATEMENT

   Interest income
    Interest and fees on loans   $  17,009          16,204
    Interest on investment
     securities                      1,149           1,602
    Other interest income              306             288
     Total interest income          18,464          18,094          2.0%
   Interest expense
    Interest on deposits             4,645           6,551
    Interest on borrowings             477             250
      Total interest expense         5,122           6,801        -24.7%
      Net interest income           13,342          11,293         18.1%
   Provision for loan losses           520             440         18.2%
   Net interest income after
    provision for loan losses       12,822          10,853         18.1%
   Noninterest income
    Service charges on deposit
     accounts                        1,861           1,595
    Other service charges,
     commissions, and fees             776             636
    Fees from presold mortgages        702             446
    Commissions from financial
     product sales                     260             265
    Data processing fees                73              56
    Securities gains                    --              20
    Other gains (losses)                61            (21)
     Total noninterest income        3,733           2,997         24.6%
   Noninterest expenses
    Personnel expense                5,326           4,613
    Occupancy and equipment expense  1,222             988
    Intangibles amortization            45               8
    Other operating expenses         2,655           2,133
     Total noninterest expenses      9,248           7,742         19.5%
   Income before income taxes        7,307           6,108         19.6%
   Income taxes                      2,614           2,117         23.5%
   Net income                     $  4,693           3,991         17.6%

   Earnings per share - basic     $   0.50            0.44         13.6%
   Earnings per share - diluted       0.49            0.43         14.0%

   ADDITIONAL INCOME STATEMENT INFORMATION

    Net interest income, as
     reported                     $ 13,342          11,293
    Tax-equivalent adjustment (1)      141             141
    Net interest income,
     tax-equivalent               $ 13,483          11,434         17.9%


   (1) This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status. This amount has been computed assuming a 35% tax rate and is reduced by the related nondeductible portion of interest expense.



                                       Three Months Ended
                                            March 31,
                                                                  Percent
   PERFORMANCE RATIOS (annualized)    2003            2002        Change
   Return on average assets          1.49%           1.42%
   Return on average equity         14.25%          13.62%
   Net interest margin - tax
    equivalent (1)                   4.59%           4.36%
   Efficiency ratio - tax
    equivalent (1)                  53.72%          53.65%
   Net charge-offs to average
    loans                            0.11%           0.04%
   Nonperforming assets to total
    assets (period end)              0.33%           0.45%

   SHARE DATA
   Cash dividends declared        $   0.23            0.22          4.5%
   Stated book value                 14.19           12.90         10.0%
   Tangible book value               10.32           10.23          0.9%
   Common shares outstanding at
    end of period                9,411,451       9,167,697
   Weighted average shares
    outstanding - basic          9,360,692       9,149,693
   Weighted average shares
    outstanding - diluted        9,539,351       9,338,366
   Shareholders' equity to assets    10.09%          10.29%

   AVERAGE BALANCES
   Total assets                $ 1,278,290       1,140,057         12.1%
   Loans                         1,049,781         903,283         16.2%
   Earning assets                1,192,435       1,062,705         13.9%
   Deposits                      1,105,333         995,236         11.1%
   Interest-bearing liabilities  1,021,886         913,334         11.9%
   Shareholders' equity            133,526         118,824         12.4%

   (1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.


   TREND INFORMATION
   ($ in thousands except share data)


                                 For the Three Months Ended
                  March 31, Dec. 31, Sept. 30,  June 30,  March 31,  One Year
                     2003      2002      2002      2002      2002      Change

   INCOME STATEMENT

   Net interest
    income - tax
    equivalent(1) $ 13,483    12,882   13,143    12,466    11,434      17.9%
   Taxable equivalent
    adjustment         141       131      127       136       141       0.0%
   Net interest
    income          13,342    12,751   13,016    12,330    11,293      18.1%
   Provision for
    loan losses        520       755      575       775       440      18.2%
   Noninterest
    income           3,733     3,181    2,889     2,901     2,997      24.6%
   Noninterest
    expense          9,248     8,363    8,133     8,063     7,742      19.5%
   Income before
    income taxes     7,307     6,814    7,197     6,393     6,108      19.6%
   Income taxes      2,614     2,395    2,538     2,232     2,117      23.5%
   Net income        4,693     4,419    4,659     4,161     3,991      17.6%

   Earnings per share
    - basic           0.50      0.48     0.51      0.45      0.44      13.6%
   Earnings per share
    - diluted         0.49      0.48     0.50      0.45      0.43      14.0%


   (1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.



   PERIOD END BALANCES (in thousands)

                 March 31,  Dec. 31,   Sept. 30,  June 30, March 31,  One Year
                   2003       2002       2002       2002     2002      Change


   Assets      $1,323,647  1,218,146  1,168,875  1,203,039  1,149,777   15.1%
   Securities      95,814     80,769     94,744    100,189    106,852  -10.3%
   Loans        1,071,432    998,547    983,045    969,409    924,107   15.9%
   Allowance for
    loan losses    11,898     10,907     10,524     10,179      9,729   22.3%
   Intangible
    assets         36,426     25,169     24,444     24,451     24,460   48.9%
   Deposits     1,143,813  1,055,957  1,015,318  1,002,143  1,003,399   14.0%
   Borrowings      36,000     30,000     23,000     70,000     15,000  140.0%
   Shareholders'
    equity        133,551    123,985    122,129    119,562    118,268   12.9%




   YIELD INFORMATION

                                   For the Three Months Ended
                 March 31,  Dec. 31,   Sept. 30,  June 30, March 31, One Year
                   2003       2002       2002       2002     2002   Change(2)

   Yield on
    loans          6.57%      6.70%      6.94%      7.06%    7.28%   -71 bp
   Yield on securities
    - tax
    equivalent     5.84%      6.06%      6.29%      6.42%    6.46%   -62 bp
   Yield on other
    earning assets 2.34%      1.71%      3.25%      2.49%    2.33%     1 bp
   Yield on all
    interest earning
    assets         6.33%      6.42%      6.83%      6.87%    6.96%   -63 bp
   Rate on interest
    bearing
    deposits       1.90%      2.13%      2.38%      2.60%    2.96%  -106 bp
   Rate on other
    interest bearing
    liabilities    5.95%      5.88%      3.60%      5.64%    6.76%   -81 bp
   Rate on all
    interest bearing
    liabilities    2.03%      2.23%      2.42%      2.65%    3.02%   -99 bp
   Interest rate
    spread - tax
    equivalent     4.30%      4.19%      4.41%      4.22%    3.94%    36 bp
   Net interest
    margin - tax
    equivalent (1) 4.59%      4.53%      4.78%      4.63%    4.36%    23 bp
   Average prime
    rate           4.25%      4.45%      4.75%      4.75%    4.75%   -50 bp

   (1) Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
   (2) Expressed in terms of change in basis points from previous year.


   ASSET QUALITY DATA ($ in thousands)

                 March 31,  Dec. 31,   Sept. 30,  June 30, March 31, One Year
                   2003       2002       2002       2002     2002     Change

   Nonaccrual
    loans       $  2,941     2,976       3,009     2,755     3,343   -12.0%
   Restructured
    loans             38        41          73        77        79   -51.9%
   Accruing loans
    > 90 days past
    due               --        --          --        --        --      --
      Total nonperforming
      loans        2,979     3,017       3,082     2,832     3,422   -12.9%
   Other real
    estate         1,326     1,384       1,277     1,264     1,800   -26.3%
     Total
      nonperforming
      assets    $  4,305     4,401       4,359     4,096     5,222   -17.6%
   Net charge-offs
    to average loans
    - annualized    0.11%     0.17%       0.09%     0.14%     0.04%    7 bp*
   Nonperforming loans
    to total
    loans           0.28%     0.30%       0.31%     0.29%     0.37%   -9 bp*
   Nonperforming
    assets to
    total assets    0.33%     0.36%       0.37%     0.34%     0.45%  -12 bp*
   Allowance for
    loan losses to
    total loans     1.11%     1.09%       1.07%     1.05%     1.05%    6 bp*

   * Expressed in terms of change in basis points from previous year.